Exhibit 10.1

January 10, 2020

Lisa Bratkovich
HAND DELIVERED

Dear Lisa,

This letter sets forth the terms and conditions of our agreement ("Agreement") regarding the separation of your employment with ChromaDex Corporation and its subsidiaries, including ChromaDex, Inc. (collectively, the "Company"). This Agreement will become effective on the Effective Date as defined in Section 9 herein. Capitalized terms that are used in this Agreement, but not defined herein, shall have the meanings ascribed to them in the Executive Employment Agreement between you and the Company, dated June 1, 2018 (the "Employment Agreement").

You and the Company hereby agree as follows:

1. SEPARATION. You and the Company agree that your Employment Agreement is terminated effective January 10, 2020 (the "Separation Date).

2. SEPARATION BENEFITS. In accordance with Section 8 of the Employment Agreement, which is hereby amended to specify the timing for when you must execute the waiver and release of claims contained herein, in exchange for your covenants and releases herein, and provided that you sign this Agreement not later than 21 days after it is delivered to you and this Agreement becomes effective as specified in Section 8 below, the Company will provide you with the following separation benefits.

(a) Base Salary Continuation. The Company will provide you with continuation of your current base salary for a period of twelve (12) months (the "Base Salary Payments), less required payroll deductions and tax withholdings. Base Salary Payments will commence on the first payroll pay date following the Effective Date and shall be paid in accordance with the Company's payroll schedule then in effect.

(b) Accrued Vacation. Payment for any accrued but unused vacation will be paid on the Separation Date.

(c) Benefit Coverage. Provided that you timely elect COBRA medical and/or dental insurance continuation coverage, the Company will pay one hundred percent of the premium cost of such coverage for a period of twelve (12) months following the Separation Date, or until such time as you are no longer eligible for COBRA continuation coverage, whichever comes first. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on your behalf, the Company will pay you a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the "Special Severance Payment"), such Special Severance Payment to be made without regard to your payment of COBRA premiums.

(d) Treatment of Options. Notwithstanding anything to the contrary set forth in the Equity Incentive Plan of ChromaDex Corp., effective as of the Separation Date, the vesting and exercisability of the any then unvested time-based vesting equity awards that would have otherwise become vested had you performed continuous service through the one year anniversary of the Separation Date then held by you shall accelerate and become immediately vested and exercisable, where applicable, by you upon your termination. With respect to any performance-based vesting equity award, such award shall continue to be governed in all respects by the terms of the applicable equity award documents. Notwithstanding any provision of the Plan or any other agreement between you and the Company or any other party to the contrary, the Company agrees that you shall have the unqualified right to exercise any of the vested options for a period of three (3) years from the Separation Date. You and the Company agree and acknowledge that through the Equity Incentive Plan of ChromaDex Corp., you presently maintain 199,494 shares of the Company.

(e) Tax Withholding. All compensation described in this Section 2 will be subject to the Company's collection of all applicable federal, state and local income and employment withholding taxes. The Company makes no representation regarding the federal or state tax consequences of the compensation described in this Section 2. You understand and agree that the Company shall not be responsible for any tax liabilities, interest or penalties under state or federal law with respect to the compensation described in this Section 2. You will indemnify and hold the Company harmless as to any tax liabilities relating to or arising from your failure to properly report or pay taxes on the compensation described in this Section 2. You understand and agree that you will be responsible for the payment of any and all applicable state and federal taxes with respect to the compensation described in this Section 2 and shall indemnify and hold harmless the Company with respect to the payment of any and all such taxes. Regardless of the determination by any taxing authority as to the characterization of the payment, this Agreement shall not be invalidated as a result thereof since the Company and its attorneys are not guaranteeing or warranting any ultimate tax treatment of the sum paid.

(f) Final Expense Report. You shall submit a final expense report on or before the Separation Date for business expenses incurred through the Separation Date, in such a form as required by the Company's standard practices and procedures. Reimbursement for any such approved expenses will be made to you within thirty (30) days after receipt of the expense report.

3. OTHER COMPENSATION AND BENEFITS. Except as expressly provided herein, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, wages, reimbursement, severance, or benefits from the Company.

4. COMPANY PROPERTY. You represent and confirm that no later than the Separation Date you will return to the Company all Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, computer security access, files, business plans, notes, financial information, financial information, data, computer-recorded information, tangible property, including entry cards, keys and any other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any proprietary or confidential material of the Company; provided that you shall be permitted to retain copies of documents relating to the terms and conditions of your employment with the Company (for example, copies of Stock Option Agreements). You must comply with this Section 4 in order to receive the benefits specified in section 2 hereof.

5. CONFIDENTIALITY OBLIGATIONS. You acknowledge the Employee Confidential Information and Invention Assignment Agreement between yourself and the Company dated June 4, 2018 (the "Confidential Agreement"). You represent that you have complied with and will continue to comply with the terms of the Confidential Agreement, and you acknowledge that such representation is a material inducement to the Company to enter into this Agreement.

6. NON-DISPARAGEMENT; INQUIRIES. You shall not make any disparaging comments or statements about the Company, its services, its products, its work, the members of its Board of Directors, or executive management. The Company agrees that members of its Board of Directors and its executive management team shall not make any disparaging comments or statements about you. Any language regarding your separation from the Company within any forthcoming internal announcement or externl press release shall be mutually agreed upon prior to release with both parties agreeing to act reasonably, with the exception of disclosures required by law. The Company will follow its standard neutral reference policy in response to any inquiries regarding you from prospective employers, i.e., only dates of employment and position(s) held will be disclosed.

7. INJUNCTIVE RELIEF. The parties agree that any remedy at law will be inadequate for any breach by you or the Company of the covenants under Sections 4, 5, and 6 of this Agreement and that each Party shall be entitled to an injunction both preliminary and final, and any other appropriate equitable relief to enforce her or its rights set forth in these Sections. Such remedies shall be cumulative and non-exclusive, being in addition to any and all other remedies either Party may have.

8. RELEASE OF CLAIMS.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the Separation Benefits, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, investors and assigns (collectively, the "Released Parties") of and from any and all claims, liabilities and obligations, both known and known, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the "Released Claims").

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of your employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, wrongful termination, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act ("ADEA"), the federal Family and Medical Leave Act (as amended) ("FMLA"), the California Family Rights Act ("CFRA"), the California Labor Code (as amended), the California Unruh Act, and the California Fair Employment and Housing Act (as amended).

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the "Excluded Claims"): (i) any rights or claims which are not waivable as a matter of law; (iii) any claims for breach of this Agreement; and (ii) any rights or claims to coverage under insurance policies maintained by the Company for directors, executives, and/or officers. In addition, although nothing herein prevents you from filing a claim or charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, or any other local, state, or federal agency, you hereby waive your right to receive any monetary or other benefits in connection with any such claim, charge or proceeding. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d) Acknowledgements. You acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked , have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim; (iii) you have been given sufficient time to consider this Agreement and to consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement waiving and releasing any claims you may have as of the date you execute it.

9. ADEA WAIVER. You knowingly and voluntarily waive and release any rights you may have under the ADEA (defined above). You also acknowledge that the consideration given for your releases in this Agreement is in addition to anything of value to which you were already entitled. You are advised by this writing that: (a) your waiver and release do not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days within which to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after you sign this Agreement, provided that you have not earlier revoked this Agreement (the "Effective Date"). You will not be entitled to receive any of the benefits specified by this Agreement unless and until it becomes effective.

10. SECTION 1542 WAIVER. In giving the applicable releases set forth herein, which include claims which may be unknown at present, you acknowledge that you have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

You expressly waive and relinquish all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

11. NO ADMISSIONS. The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and that the promised payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.

12. ENTIRE AGREEMENT. This Agreement constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in writing signed by you and the Chief Executive Officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

13. SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

14. APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

15. SEVERABILITY. If a court or arbitrator of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, the remaining terms and provisions hereof shall be unimpaired. Such court or arbitrator will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

16. INDEMNIFICATION. You will indemnify and save harmless the Company from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of any representation made by you herein. The Company will indemnify and save harmless you from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of any representation made by it herein.

17. AUTHORIZATION. You and the Company warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and, further, that each of them are fully entitled and duly authorized to give their complete and final general release and discharge.

18. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

19. SECTION HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. PHOTOCOPIES. A photocopy of this executed Agreement shall be as valid, binding, and effective as the original Agreement.

21. DEADLINE. This offer shall remain open to you until 5:00 p.m. Pacific Standard Time on the twenty-first day following the delivery of this Agreement to you (the "Expiration Date"). If you have not signed and returned this Agreement by the Expiration Date, this offer will automatically lapse and be null and void.
Please confirm your assent to the foregoing terms and conditions of our Agreement by signing below and returning the signed Agreement David Kroes.

Sincerely,

CHROMADEX CORPORATION

/s/ Rob Fried
By: Rob Fried, CEO

Having read and reviewed the foregoing, I hereby agree to and accept the terms and conditions of this Agreement as stated above.

/s/ Lisa Bratkovich
1/10/2020
Lisa Bratkovich
Date